EXECUTION COPY
AMENDMENT NO. 3
Dated as of November 12, 2013
to
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of July 22, 2011
THIS AMENDMENT NO. 3 (“Amendment”) is made as of November 12, 2013 by and among (i) YRC Worldwide Inc. (the “Borrower”), (ii) each of the Subsidiaries of the Borrower listed on the signature pages hereof (each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, collectively with the Borrower, the “Loan Parties”), (iii) the financial institutions listed on the signature pages hereof and (iv) JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), under that certain Amended and Restated Credit Agreement dated as of July 22, 2011 by and among the Borrower, the Lenders and the Administrative Agent (as amended, amended and restated, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.
WHEREAS, reference is made to the Second Amended and Restated Subsidiary Guarantee Agreement, dated as of July 22, 2011, by and among the Subsidiary Guarantors, the other “Subsidiary Guarantors” party thereto from time to time and the Administrative Agent (as amended, amended and restated, restated, supplemented or otherwise modified prior to the date hereof, the “Subsidiary Guarantee Agreement”);
WHEREAS, the Loan Parties have requested that the Lenders and the Administrative Agent agree to an amendment to the Credit Agreement and the Subsidiary Guarantee Agreement; and
WHEREAS, the Loan Parties, the Lenders party hereto and the Administrative Agent have agreed to such amendment on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Parties, the Lenders party hereto and the Administrative Agent have agreed to enter into this Amendment.
1.Amendments to Credit Agreement. Effective as of the date of satisfaction or waiver of the conditions precedent set forth in Section 4 below, the Credit Agreement is hereby amended as follows:
(a)    Section 1.01 of the Credit Agreement is hereby amended to insert the following new definitions therein in the appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions, in each case as follows:

K&E 28162138.18

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee or obligations in respect thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such obligation or security interest is or becomes illegal or unlawful.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Pro Forma Consolidated EBITDA” shall mean Consolidated EBITDA plus the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies associated with any restructuring transactions (and implementation thereof) (but not to exceed the actual amount deducted from revenues in determining Consolidated Net Income for any such costs and expenses), in the case of each such restructuring transaction (and implementation thereof), occurring on or after November 12, 2013, and projected by the Borrower in good faith to be reasonably anticipated to be realizable within ninety (90) days of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that, (i) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) and (ii) to the extent that such cost savings, operating expense reductions, other operating improvements and initiatives and synergies are achieved through adjustments to work rules under the IBT MOU, such cost savings, operating expense reductions, other operating improvements and initiatives and synergies shall be limited to ninety percent (90%) of the amount identified by the Borrower in respect thereof. Pro Forma Consolidated EBITDA shall be calculated on a pro forma basis as of the last day of the most recently ended quarter for which financial statements were required to have been delivered pursuant to Section 5.01(b) in respect of the last twelve (12) months then ended.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to the Administrative Agent, one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
(b)    The definition of “Applicable Rate” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Applicable Rate” means, for any day, with respect to any Eurodollar Term Loan, ABR Loan or with respect to the commitment fees payable hereunder, or with respect to any Letter of Credit participation fee under Section 2.13(b), as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread for Eurodollar Term Loans”, “Commitment Fee Rate” or “ABR Spread for Term Loans”, as the case may be:

Eurodollar Spread for Eurodollar Term Loans	Commitment Fee Rate	ABR Spread for Term Loans
7.00%	8.00%	6.00%

(c)    The first paragraph of the definition of “Consolidated EBITDA” appearing in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Consolidated EBITDA” shall mean Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation (including that applied to the Borrower’s equity method investments), (d) amortization (including that applied to the Borrower’s equity method investments), (e) extraordinary, non-cash charges, expenses or losses incurred other than in the ordinary course of business, (f) non-recurring (including non-recurring and unusual) non-cash charges, expenses or losses (including non-cash impairment charges) incurred other than in the ordinary course of business, (g) non-cash expenses related to stock based compensation or stock appreciation rights, (h) the actual aggregate amount of transaction and restructuring professional fees paid by the Borrower and its Subsidiaries during such four fiscal quarters, (i) to the extent applicable charges, expenses and losses incurred in respect of the transaction consummated pursuant to the Project Delta Purchase Agreement, (j) deferred financing, legal and accounting costs with respect to the Borrower’s indebtedness that are charged to non-interest expense on the Borrower’s income statement, (k) fees, costs and expenses required to be paid in connection with that certain Amendment No. 3 to this Agreement dated as of November 12, 2013 and contemporaneous amendment to the ABL Credit Agreement, including without limitation any fees, costs and expenses required to be paid as result thereof under the terms of the Contribution Deferral Agreement, and (l) one time cash restructuring charges incurred on or after November 12, 2013 in an aggregate amount not to exceed $40,000,000, minus, to the extent included in Consolidated Net Income, (m) interest income, (n) income tax credits and refunds (to the extent not netted from tax expense), (o) any cash payments made during such period in respect of items described in clauses (e), (f) or (g) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (p) any income or gains resulting from the early retirement, redemption, defeasance, repayment or similar actions in respect of Indebtedness, and (q) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.
(d)    The definition of “Excluded Taxes” appearing in Section 1.01 of the Credit Agreement is hereby amended to (i) delete the “and” at the end of clause (b) thereof, (ii) delete the reference to “(including FATCA)” appearing clause (c) thereof, (iii) replace the period appearing at the end of clause (c) thereof with “; and” and (iv) insert a new clause (d) therein immediately following clause (c) thereof as follows:

(d) any U.S. Federal withholding Taxes imposed under FATCA.
(e)    Section 2.16(a) of the Credit Agreement is hereby amended to insert a reference to “liquidity,” immediately after the reference to “special deposit,” appearing in clause (i) thereof.
(f)    Section 2.16(b) of the Credit Agreement is hereby amended to (i) insert the words “or liquidity” immediately after the first reference to “capital” appearing therein and (ii) insert the words “and liquidity” immediately after the reference to “capital adequacy” appearing therein.
(g)    Section 2.19(f) of the Credit Agreement is hereby amended to insert the following as a new sentence immediately following the first sentence thereof:
Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.
(h)    The Credit Agreement is hereby amended to insert a new Section 3.18 immediately following Section 3.17 of the Credit Agreement as follows:
SECTION 3.18. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and to the knowledge of the Borrower its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, or use of proceeds will violate Anti-Corruption Laws or applicable Sanctions in any material respect.
(i)    Section 5.01(a)(i) of the Credit Agreement is amended by inserting the following after “December 31, 2011” and immediately prior to “, without a going concern”: “and the auditors’ report delivered in 2014 in respect of the fiscal year ending December 31, 2013”.
(j)    Section 5.07 of the Credit Agreement is hereby amended to insert a new sentence at the end thereof as follows:
The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(k)    Section 6.07(a) of the Credit Agreement is hereby restated in its entirety as follows:
(a) Maximum Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the end of the Test Period ending as of the end of each of its fiscal quarters set forth below to exceed the applicable ratio set forth below:

Test Period Ending	Maximum Total Leverage Ratio
March 31, 2012	9.0 to 1.00
June 30, 2012	10.0 to 1.00
September 30, 2012	9.6 to 1.00
December 31, 2012	8.6 to 1.00
March 31, 2013	7.4 to 1.00
June 30, 2013	6.5 to 1.00
September 30, 2013	6.0 to 1.00
December 31, 2013	5.7 to 1.00
March 31, 2014	6.4 to 1.00
June 30, 2014	6.5 to 1.00
September 30, 2014	6.5 to 1.00
December 31, 2014	6.2 to 1.00

(l)    Section 6.07(b) of the Credit Agreement is hereby restated in its entirety as follows:
(b) Minimum Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the end of the Test Period ending as of the end of each of its fiscal quarters set forth below to be less than the applicable ratio set forth below:

Test Period Ending	Minimum Interest Coverage Ratio
March 31, 2012	1.00 to 1.00
June 30, 2012	1.00 to 1.00
September 30, 2012	0.95 to 1.00
December 31, 2012	1.05 to 1.00
March 31, 2013	1.20 to 1.00
June 30, 2013	1.45 to 1.00
September 30, 2013	1.60 to 1.00
December 31, 2013	1.50 to 1.00
March 31, 2014	1.30 to 1.00
June 30, 2014	1.30 to 1.00
September 30, 2014	1.40 to 1.00
December 31, 2014	1.40 to 1.00

(m)    Section 6.07(d) of the Credit Agreement is hereby restated in its entirety as follows:
(d) Minimum Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA for any four consecutive fiscal quarter period ending as of the end of each of its fiscal quarters set forth below to be less than the amount set forth opposite such period:

Four Consecutive Fiscal Quarter Period Ending	Minimum Consolidated EBITDA
December 31, 2013	$245,000,000
March 31, 2014	$220,000,000
June 30, 2014	$225,000,000
September 30, 2014	$245,000,000
December 31, 2014	$260,000,000

(n)    The Credit Agreement is hereby amended to insert a new Section 6.20 immediately following Section 6.19 of the Credit Agreement as follows:
SECTION 6.20. Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.
(o)    Clause (t) of Article VII is hereby restated in its entirety as follows:
(t) The 6% Convertible Senior Notes have not been repaid, refinanced, replaced, restructured or extended on or prior to February 1, 2014 (“Permitted 6% Refinancing”); provided, that any such Permitted 6% Refinancing is accomplished solely with any combination of (i) the Net Cash Proceeds from the sale or issuance of Equity Interests of the Borrower (other than a sale or issuance to any of its Subsidiaries and other than Equity Interests that mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise on or prior to February 1, 2019 (or are exchangeable for Equity Interests that so mature or are mandatorily redeemable)), (ii) Equity Interests of the Borrower (other than a sale or issuance to any of its Subsidiaries and other than Equity Interests that mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise on or prior to February 1, 2019 (or are exchangeable for Equity Interests that so mature or are mandatorily redeemable), or (iii) Indebtedness, which shall not require any mandatory payments of principal prior to February 1, 2019 (other than as a result of AHYDO payments and customary change of control or asset sale provisions); provided that, such Indebtedness (x) may be secured by a Lien on the assets of the Loan Parties that is junior in priority to the Liens securing funded Indebtedness of the Loan Parties on November 12, 2013, (y) will not require the payment of cash interest in excess of $5,000,000 per annum (which shall be calculated inclusive of any up-front fees or OID based on a 4-year average life to maturity) and (z) shall be on terms (taken as a whole) which are not substantially more disadvantageous to the Borrower (as determined in good faith by the Borrower) or do not materially impair the Borrower’s ability to pay the Obligations under the Loan Documents as and when due (as reasonably determined in good faith by the Borrower); or
(p)    The Credit Agreement is hereby amended to add a new clause (u) of Article VII immediately after clause (t) of Article VII and immediately prior to the words “then, and in every” as follows:
(u) the Borrower fails to maintain Available Cash equal to or greater than: (i) $100,000,000 at all times during the period from November 12, 2013 through December 31, 2013; (ii) $50,000,000 at all times during the period from January 1, 2014 through January 31, 2014; and (iii) $100,000,000 at all times from February 1, 2014 and thereafter; provided that, if the Borrower and its Subsidiaries achieves Pro Forma EBITDA of at least $375,000,000 on or prior to February 1, 2014, then on the achievement of such Pro Forma Consolidated EBITDA this clause (u) shall automatically be of no further force or effect;
2.    Amendments to Subsidiary Guarantee Agreement. Effective as of the date of satisfaction or waiver of the conditions precedent set forth in Section 4 below, the Subsidiary Guarantee Agreement is hereby amended as follows:
(a)    Section 3 of the Guaranty is amended to add the parenthetical “(provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor)” immediately following the phrase “collectively, subject to the provisions of Section 9 hereof, being referred to collectively as the “Guaranteed Obligations”” appearing therein.
(b)    The Subsidiary Guarantee Agreement is amended to add the following as a new Section 22 thereto:
SECTION 22. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 22 or otherwise under this Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 22 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 22 constitute, and this Section 22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
3.    Waiver and Consent. The Required Lenders hereby waive the requirement to cash collateralize the Letters of Credit with the Net Cash Proceeds received from an Asset Sale Prepayment Event in an amount equal to $12,500,000 of such Net Cash Proceeds received prior to the date hereof (the “Pledged Amount”) and hereby consent to, direct, request and authorize the Administrative Agent to release the Pledged Amount to the Borrower immediately following the effectiveness of this Amendment. For the avoidance of doubt, the waiver and consent and authorization contemplated by this Section 3 is solely with respect to a single, one-time release of $12,500,000 as described above, and shall not in any way amend or otherwise modify Section 2.12(d) or any other provision of the Credit Agreement or the obligations and duties of the Borrower and the other Loan Parties and the rights of the Administrative Agent and the other Secured Parties thereunder.
4.    Conditions of Effectiveness. The effectiveness of this Amendment is subject to the satisfaction (or waiver) of the following conditions precedent: (a) the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by the Borrower, the Subsidiary Guarantors, the Required Lenders and the Administrative Agent and (ii) a duly executed amendment in respect of the ABL Credit Agreement (the “ABL Amendment”) in form and substance reasonably satisfactory to the Administrative Agent and such amendment shall be in full force and effect substantially contemporaneously with this Amendment; (b) the Borrower shall have paid all fees and expenses of the Administrative Agent, Credit Suisse Securities (USA) LLC, in its capacity as sole lead arranger for the Amendment (the “Arranger”), and their respective Affiliates (including, without limitation, all previously invoiced, reasonable, out-of-pocket expenses of the Administrative Agent and the Arranger (including, to the extent invoiced, reasonable attorneys’ fees and expenses), in each case to the extent reimbursable under the terms of, in the case of the Administrative Agent, the Credit Agreement, and in the case of the Arranger, that certain engagement letter dated as of October 24, 2013 between the Borrower and the Arranger) in connection with this Amendment and the other Loan Documents; and (c) the Administrative Agent shall have received for the account of each Lender which delivers its executed signature page hereto by 12:00 p.m. noon (New York City time) on November 12, 2013 (or such later time as the Administrative Agent and the Borrower shall agree), an amendment fee equal to 1.00% of such Lender’s unused US Tranche Revolving Commitment, US Tranche LC Exposure and the amount of such Lender’s outstanding Term Loans.
5.    Condition Subsequent to Effectiveness. To the extent not already paid prior to the effectiveness of the Amendment pursuant to Section 4(c) above, the Borrower agrees to pay to the Administrative Agent for the account of each Lender which delivers an executed signature page to this Amendment after the Amendment effective date but prior to 5:00 p.m. (New York City time) on November 15, 2013 an amendment fee payable on November 18, 2013 equal to 1.00 % of such Lender’s unused US Tranche Revolving Commitment, US Tranche LC Exposure and the amount of such Lender’s outstanding Term Loans.
6.    Representations and Warranties of the Loan Parties. Each Loan Party hereby represents and warrants as follows as of the effective date of this Amendment:
(a)    This Amendment and each of the Credit Agreement and the Subsidiary Guarantee Agreement (each as amended hereby), as applicable, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    As of the date hereof after giving effect to the terms of this Amendment, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
7.    Reference to and Effect on the Credit Agreement and the Subsidiary Guarantee Agreement.
(a)    Upon the effectiveness hereof, each reference to the Credit Agreement and the Subsidiary Guarantee Agreement in the Credit Agreement, the Subsidiary Guarantee Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement and the Subsidiary Guarantee Agreement, as the case may be, as amended hereby. This Amendment constitutes a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
(b)    Except as specifically amended above, the Credit Agreement, the Subsidiary Guarantee Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)    The Required Lenders and the Administrative Agent hereby consent to the ABL Amendment and such amendment shall be considered a “Permitted Receivables/ABL Facility Document” for all purposes of the Credit Agreement and the other Loan Documents.
(d)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Subsidiary Guarantee Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
8.    Release. In further consideration of the execution by the Administrative Agent and the Lenders of this Amendment and the services of the Arranger in connection therewith, to the extent permitted by applicable law, the Borrower, on behalf of itself and each of its Subsidiaries, and all of the successors and assigns of each of the foregoing (collectively, the “Releasors”), hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Collateral Agent, the Administrative Agent, each of the Lenders, the Arranger and, in the case of each of the foregoing, each of its members, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective permitted successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (i) any of the Transactions, (ii) the Secured Obligations, (iii) the Collateral, (iv) the Credit Agreement or any of the other Loan Documents, (v) the financial condition, business operations, business plans, prospects or creditworthiness of the Borrower or the other Loan Parties, and (vi) the negotiation, documentation and execution of this Amendment and any documents relating hereto except for Claims determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Releasee (or any of its Related Parties). The

Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.
9.    Consent and Reaffirmation. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned Loan Parties consents to the Amendment and reaffirms the terms and conditions of the Credit Agreement, the Subsidiary Guarantee Agreement, the Security Agreement and any other Loan Document executed by it and acknowledges and agrees that the Credit Agreement, the Subsidiary Guarantee Agreement, the Security Agreement and each and every such Loan Document executed by such undersigned Loan Party in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.
10.    Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.
11.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
12.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

YRC WORLDWIDE INC., as the Borrower

By:___/s/ Jamie Pierson___________________________
Name: Jamie Pierson
Title: Executive Vice President and Chief Financial Officer

EXPRESS LANE SERVICE, INC. By:__/s/ Phil J. Gaines________________ Name: Phil J. Gaines Title: Senior Vice President, Finance
NEW PENN MOTOR EXPRESS, INC. By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance
ROADWAY EXPRESS INTERNATIONAL, INC. By:__/s/ Phil J. Gaines________________ Name: Phil J. Gaines Title: Senior Vice President, Finance
ROADWAY LLC By:__/s/ Phil J. Gaines________________ Name: Phil J. Gaines Title: Senior Vice President, Finance
ROADWAY NEXT DAY CORPORATION By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance
ROADWAY REVERSE LOGISTICS, INC. By:__/s/ Phil J. Gaines________________ Name: Phil J. Gaines Title: Senior Vice President, Finance

USF BESTWAY INC. By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance
USF DUGAN INC. By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance
USF GLEN MOORE INC. By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance
USF HOLLAND INC. By:__/s/ Mark Boehmer_______________ Name: Mark Boehmer Title: Vice President
USF REDSTAR LLC By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance
USF REDDAWAY INC. By:__/s/ Mark Boehmer_______________ Name: Mark Boehmer Title: Vice President

YRC ASSOCIATION SOLUTIONS, INC. By:__/s/ Phil J. Gaines________________ Name: Phil J. Gaines Title: Senior Vice President, Finance
YRC INC. By:__/s/ Phil J. Gaines________________ Name: Phil J. Gaines Title: Senior Vice President, Finance
YRC INTERNATIONAL INVESTMENTS, INC. By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance
YRC LOGISTICS SERVICES, INC. By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance
YRC MORTGAGES, LLC By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance
YRC ENTERPRISE SERVICES, INC. By:__/s/ Phil J. Gaines________________ Name: Phil J. Gaines Title: Senior Vice President, Finance
YRC REGIONAL TRANSPORTATION, INC. By:__/s/ Stephanie D. Fisher___________ Name: Stephanie D. Fisher Title: Vice President, Finance

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:____________________________________
Name:
Title: